HOME EQUITY ASSET TRUST 2006-8

DERIVED INFORMATION [10/25/06]

[$1,117,225,000]
Senior, Mezzanine & Subordinate Bonds Offered
(Approximate)

[$1,128,725,100]
Total Certificates Offered & Non-Offered
(Approximate)

Home Equity Pass-Through Certificates, Series 2006-8

Credit Suisse First Boston Mortgage Securities Corp.

Depositor

[U.S. Bank, N.A.]

Trustee

The issuer has filed a (i) registration statement (including a prospectus) with a file number of 333-135481 and (ii) a Term Sheet Supplement, with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the Term Sheet Supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates. This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale.  This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to herein.  The securities are being offered when, as and if issued.  In particular, you are advised that these securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus.  As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials.  Our obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials.

A contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you; any —indications of interest“ expressed by you, and any —soft circles“ generated by us, will not create binding contractual obligations for you or us. You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded.  Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

Home Equity Asset Trust 2006-8 Credit Suisse Securities (USA) LLC

Disclaimer

All information on the Mortgage Loans is approximate, includes a portion of the prefunding, and is based off of rolled scheduled balances as of the 11/01/06 cutoff date. The final numbers will be found in the prospectus supplement. Thirty-day delinquencies and sixty-day delinquencies will represent less than 1.5% and 0.5% of the Mortgage Loans, respectively. The Original Loan-to-Value (OLTV) ratio displayed in the tables below employs the Combined Loan-to-Value (CLTV) ratio in the case of second liens.

Portfolio Summary

Total Number of Loans: 521

Total Outstanding Loan Balance ($): 164,205,293

Total Expected Collateral Balance ($): 1,150,000,100

Total Expected Collateral Balance - Selection ($): 164,858,323

Average Loan Current Balance ($): 315,173

Weighted Average Original LTV (%) *: 80.0

Weighted Average Coupon (%): 7.71

Arm Weighted Average Coupon (%): 7.73

Fixed Weighted Average Coupon (%): 7.47

Weighted Average Margin (%): 5.63

Weighted Average FICO (Non-Zero): 667

Weighted Average Age (Months): 3

% First Liens: 100.0

% Second Liens: 0.0

% Arms: 91.7

% Fixed: 8.3

% Interest Only: 100.0

% of Loans with Mortgage Insurance: 0.0

Current Rate (%)	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
5.51- 6.00	2	901,000	0.5	5.92	71.8	706
6.01- 6.50	17	5,098,017	3.1	6.36	75;1	672.
6.51 - 7.00	81	28,026,207	17.1	6.83	77.6	681
7.01- 7.50	135	43,222,691	26.3	7.31	79.7	676
7.51- 8:00	135	40,739,522	24:8	7:77	79.2	664
8.01- 8:50	73	20,934,095	12.7	8:31	80.7	662
8:51- 9:00	41	12,638,388	7.7	8.73	83.6	648
9:01- 9.50	25	8153626	5.0	9,27	85.1	625
9.51 - 10.00	10	3,563,747	2.2	9.81	89.5	664
10.01-10.50	2	928.000	0.6	10.38	85.0	645
Total:	521	164,205,293	100.0	7.71	80.0	667
Max: 10.40 Min: 5.70 Wgt Avg: 7.71

FICO	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
501-525	1	147,900	0;1	6.50	80:0	523
526-550	1	166,417	0,1	6.63	90.0	546
551- 575	6	1,353;814	0.8	8.20	73:.1	564
576 - 600	28	8,358,336	5:1	8.08	82.6	592
601- 625	92	26,299;841	16.0	7.99	80.2	613
626-650	97	32;274,203	19.7	7.85	80:0	638
651- 675	85	27,337;033	16.6	770	79:6	664
676 – 7.00	89	28,750,654	17.5	7.55	78.6	689
701 - 725.	58	19,063,046	11.6	7.40	80.7	712
726 - 750	38.	9,919,525	6.0	7:53	78.6	738
751- 775	19	6,965;350	4.2	7.62	80.9	757
776-800	5	2,745,499	1.7	7.10	89.3	786
801-825	2	823,675	0.5	7.56	77.7	805
Total:	521	164,205,293	100.0	7.71	80.0	667
Max: 808 Min: 523 Wgt Avg: 667

Scheduled Balance	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
50,001-100,000	10	828;445	0.5	8.15	77.2	656
100,001-150,000	37	4;931,562	3.0	7.95	78.5	653
150,001 - 200,000	88	15,552,430	9.5	7.78	78.6	655
200,001	67	14,976,055	9.1	7.78	78.9	664
250,001 -300,000	72	19,802,444	12.1	7.65	78.7	669
300,001	64	20,625,594	12.6	7.54	79.3	665
350,001	49	18,402,615	11.2	7.67	79.8	670
400,001-450,000	52	22,197,716	13.5	7.71	82.4	666
450,001- 500,000	25	11,938,667	7.3	7.58	77.2	661
500,001-550,000	19	9,816,866	6.0	7.47	82.2	674
550,001- 600;000	12	6,934,800	4.2	7.89	79.5	652
600,001- 650,000'.	14	8,816,100	5.4	8.07	82.1	661
650,001- 700,000.	3	2,029,500	1.2	7.97	83.4	680
700,001- 750,000	3	2,175,499	1.3	7.75	95.1	752
750,001- 800,000	3	2,2964000	1.4	7.91	80.0	684
850,001 - 900,000	1	873,000	0.5	9.80	90.0	713
950,001-1,0.00,000	1	960;000	0.6	7:25	80.0	751
1,000,001 >=	1	1,048,000	0.6	6.95	63.3	721
Total:	521	164,205,293	100.0	7.71	80.0	667
Max: 1,047,999.99 Min: 69,825.01 Wgt Avg: 315,173.31

Original LTV (%q)	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
<= 50.0	10	2,566,923	1.6	7.73	40.3	667
50.1-55.0	7	1,605,800	1.0	7.24	53.5	642
55.1- 60.0	6	1,472,088	0.9	7.14	57.1	660
60.1-.65.0	12	4,204,961	2.6	7.53	63.4	662
65.1-70.0	18	5,138,138	3.1	7.38	68.7	648
70.1- 75.0	46	16,252,422	9.9	7.07	74.2	665
75.1-80:0	307	92;951,191	56.6	7.69	79:9	675
80.1-85.0	30	10;045,766	6:1	8.00	84.4	638
85.1-90:0	58	20;645;963	12.6	7.96	89:7	655
90.1-95.0	14	4,637,947	2.8	8.84	94.6	635
95.1-100.0	13	4,684,095	2.9	8.39	99.5	701
Total:	521	164,205,293	100.0	7.71	80.0	667
Max: 100.0 Min: 18.8 Wgt Avg: 80.0

Prepay Penalty in Years	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
0.00	80	26,786,964	16.3	8.28	82.1	660
0.50	3	1;115,920	0.7	8:75	80.0	654
1.00	48	17,508,337	10.7	7.72	79.2	679
2.00.	233	71;750,287	43:7	7;58	794	663
3:00.	149	45,178,986	27.5	7.57	80.1	672
5.00.	8	1,864,798	1.1	7.25	74.8	671
Total:	521	164,205,293	100.0	7.71	80.0	667

Documentation Type	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
Full	255	77;091,113	46.9	7:50	80.8	652
Reduced	112	38,994,726	23.7	7.89	79.9	691
Stated Income I Stated Assets	153	47,469,454	28.9	7.92	78.8	671
No Income I No Assets	1	650,000	0.4	.6:84	69.9	757
Total:	521	164,205,293	100.0	7.71	80.0	667

Occupancy Status	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
Primary	507	160,184,633	97.6	7.69	79.9	666
Second Home	5	1,403,300	0.9	8.10	80.6	705
Investor	9	.2;617;360	1.6	9.02	83.6	680
Total:	521	164,205,293	100.0	7.71	80.0	667

State	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
California	261	96;951,945	59.0	7.61	79.4	669
Florida	52	13,672,297	8.3	8:01	80.7	665
Maryland	2.1	6,463,627	3.9	7.97	83.1	630
New York	13	5,427,520	3.3	7.25	77A	688
Washington	19	5,135,777	3.1	7.31	80.7	688
Illinois	19	4,735,800	2.9	8.46	83.6	653
Nevada	17	4,573,244	2.8	8:05	79.5	648
Arizona	22	4,402,805	2.7	781	79.0	671
Oregon	17	3,297,760	2.0	8.01	82.7	680
Virginia	11	2,598,867	1.6	7.70	74.6	660
Pennsylvania	9	2,554,896	1.6	7.64	85.5	681
New Jersey	6	2,048;750	1.2	8:00	84.6	688
Utah	7	1;642,184	10	8.32	81.1	661
Ohio	7	1,484,200	0.9	8.06	81:0	635
District of Columbia	3	1,197,487	0.7	7:70	633.	619
Other	37	8;018,136	4.9	7.77	82:6	663
Total:	521	164,205,293	100.0	7.71	80.0	667

Purpose	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
Purchase	278	86;534,253	52.7	7.69	80.6	683
Refinance – Rate Term	31	9,771,400	6.0	7.76	83.6	655
Refinance – Cashout	212	67,899,640	41.4	7.73	78.6	648
Total:	521	164,205,293	100.0	7.71	80.0	667

Product	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
Arm 2/28	362	116,415,475	70.9	7.76	79.9	664
Arm 3127	91	27;426;999	16.7	7.77	83.1	672
Arm5125	22	6,746,404	4,1	7.10	78.1	708
Fixed Rate	46	13,616,415	8.3	7147	75.1.	659
Total:	521	164,205,293	100.0	7.71	80.0	667

Property Type	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
Single. Family Residence	377	118,625,590	72.2	7.70	80.0	665
PUD	78	26,690,206	16.3	7:79	80:5	672
Condo	45	11,188,220	6.8	7.87	79.1	669
2 Family	20	7,207,465	4.4	7.27	80.1	675
3-4 Family	1	493,811	0.3	9.04	65.0	650
Total:	521	164,205,293	100.0	7.71	80.0	667

Margin (%)	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
0.01- 4.00	30	9,206,675	6.1	7.05	78.6	.692
4.01-4.50	26	7,643,908	5.1	7.43	79.5	672
4.51.-5.00	39	12,236,824	8.1	7.26	79.5	094
5.01 -5.50	133	45,386,922	30.1	7.78	80.2	659
5.51.6.00	87	24,244,786	16.1	7.59	78.8	660
6.01- 6.50	104	33,626,202	22.3	7.89	82.1	670
6.51-7.00	28	9,181,983	6.1	8.03	81.7	673
7.01- 7.50	15	4,940,636	3.3	8.31	81.5	678
7.51-8.00	9	2,809,241	1.9	8.90	79.9	624
8.01- 8.50	3	983,950	0.7	9.36	893	640
8.51- 9.00	1	327,750	0.2	8.75	95.0	636
Total:	475	150,588,878	100.0	7.73	80.4	668
Max: 8.75 Min: 2.25 Wgt Avg: 5.63

Months to Rate Reset	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
7 - 9	1	166417	0.1	6:63	90.0	546
10 -12	1	147,900	0.1	6.50	80.0	523
13 -15	1	208,000	0.1	7.63	80:0	619
16- 18	9.	2,604,248	1.7	8.94	84:6	064.
19- 21	276	90,525,488.	60.1	7.77	79.8	661
22- 24.	74	22,763,422	15:1	730	79.8	679
28-30	3	731,998	0.5	739	82.9	695
31 -33	48	13,699,258	9.1	7.76	80.3	654
34-36	40	12,995,743	8,6	7.80	86.1	691
37>=	22	6,746,404	4.5	7.10	78.1	708
Total:	475	150,588,878	100.0	7.73	80.4	668
Max: 58 Min: 9 Wgt Avg: 25

Maximum Rate (%)	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
9.51 11.50	3	887,492	0.6	6.31	69.0	632
11.51 12.00	15	6;043,640	4:0	6.76	78.2	653
12:01-12.50	35	11,062;525	7.3	7:02	791	664
12.51-13.00	58	20,847,763	13.8	7.17	78.7	681
13.01-13.50	97	31,118,497	20.7	7.45	78.9	682
13.51-14:00	94	27,024;868	17.9	7:71	80.7	670
14,01-14.50	79	24,216,617	16.1	8:15	82:7	661
14.51-15.00	58	18,591,745	12.3	8.26	81.5	657
15.01-15.50	18	5,616;783	3.7	9.30	84.2	64G
15.51-1600	13	4,013,467	2.7	9.21	84.4	667
16.01-16.50	5	1,165,482	0.8	9.32	82.1	604
Total:	475	150,588,878	100.0	7.73	80.4	668
Max: 16.43 Min: 11.25 Wgt Avg: 13.69

Minimum Rate (%)	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
<=4.50	4	1,241,384	0.8	7.21	80.0	700
4.51-5.00	1	253,000	0.2	7.00	77.9	609
5.51-6.00	4	1,259,600	0.8	6.44	75.5	682
6.01-6.50	29	9,869,779	6.6	6.94	77.6	654
6.51-7.00	64	22,669,140	15.1	6.87	78.9	681
7.01-7.50	122	38,761,047	25.7	7.32	79.9	679
7.51-8.00	114	33,559,595	22.3	7.78	79.5	667
8.01-8.50	65	19,043,320	12.6	8.31	80.8	665
8.51-9.00	38	11,662,924	7.7	8.74	83.7	649
9.01-9.50	24	8,037,842	5.3	9.27	85.2	625
9.51-10.00	8	3,303,247	2.2	9.83	89.9	667
10.01-10.50	2	928,000	0.6	10.38	85.0	645
Total:	475	150,588,878	100.0	7.73	80.4	668
Max: 10.40 Min: 2.25 Wgt Avg: 7.64

Initial Periodic Cap (%)	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
1.50	67	20,162,044	13.4	7.49	78.8	682
2.00	164	55,071,714	36.6	7.85	80.9	660
3.00	241	74,229,520	49.3	7.72	80.5	669
6.00	3	1;125;600	0.7	700	80.0	707
Total:	475	150,588,878	100.0	7.73	80.4	668
Wgt Avg: 2/46

Subsequent Periodic Cap (%)	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
1.00	387	122,498,733	81.3	7.79	80.7	667
1.50	71	20,927,284	13.9	7.50	78.9	679
2.00	17	7,162,862	4.8	7.39	80.5	643
Total:	475	150,588,878	100.0	7.73	80.4	668
Wgt Avg: 1.12

Interest Only Period (Months)	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
24	6	1,765;881	1.1	7.84	74.0	630
36	1	146,956	0:1	7.80	70.0	570
60.	492	154,065,995	93.8	732	80.1	669
120	22	8,226,462	5.0	7.46	80.0	641
Total:	521	164,205,293	100.0	7.71	80.0	667